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                                                                      EXHIBIT 21

                  LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2002

WEG GP LLC, a Delaware limited liability company, and general partner of Registrant

Williams Energy Partners L.P., a Delaware limited partnership

Williams Pipe Line Company, LLC, a Delaware limited liability company

Williams GP Inc., a Delaware corporation

Williams OLP, L.P., a Delaware limited partnership

Williams NGL, LLC, a Delaware limited liability company

Williams Terminals Holdings, L.P., a Delaware limited partnership

Williams Pipelines Holdings, L.P., a Delaware limited partnership

Williams Ammonia Pipeline, L.P., a Delaware limited partnership